Exhibit 99.1

Energy Services of America Announces Financial Results for the Year Ended September 30, 2022

Huntington, WV   December 15, 2022- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), generated net income available to common shareholders of $3.9 million, fully diluted earnings per share of $0.24, revenues of $197.6 million, and adjusted EBITDA of $12.5 million for the fiscal year ended September 30, 2022 and plans to files its Annual Report on Form 10-K on December 22, 2022. The Company had an unaudited backlog of $142.3 million at September 30, 2022, as compared to $72.2 million at September 30, 2021.

Douglas Reynolds, President, commented on the announcement. “We are very pleased with the progress we made in fiscal year 2022 as we saw significant increases in revenue and gross profit. Our backlog at September 30, 2022 was $142.3 million and we are seeing tremendous opportunities for fiscal year 2023 and beyond.” Reynolds continued, “We are also very happy with our two acquisitions in fiscal year 2022, Tri-State Paving & Sealcoating, Inc. and Ryan Construction Services, Inc. We look forward to having another successful year of growing Energy Services and building shareholder value.”

Below is a comparison of the Company’s operating results for fiscal year 2022 compared to fiscal year 2021 (unaudited):

	Year Ended	Year Ended
	September 30, 2022	September 30, 2021
Revenue	$197,590,000	$122,465,826

Cost of revenues	175,219,252	109,544,804

Gross profit	22,370,748	12,921,022

Selling and administrative expenses	15,878,138	13,813,644
Income (loss) from operations	6,492,610	(892,622)

Other income (expense)
Interest income	576	286,645
Paycheck Protection Program loan forgiveness	-	9,839,100
Other nonoperating expense	(248,006)	(311,830)
Interest expense	(887,931)	(534,820)
Gain on sale of equipment	755,470	681,653
	(379,891)	9,960,748
Income before income taxes	6,112,719	9,068,126

Income tax expense (benefit)	2,262,646	(29,129)

Net income	3,850,073	9,097,255

Dividends on preferred stock	-	284,238

Net income available to common shareholders	$3,850,073	$8,813,017

Weighted average shares outstanding-basic	16,323,790	13,621,406

Weighted average shares-diluted	16,323,790	16,988,424

Earnings per share available to common shareholders	$0.24	$0.65

Earnings per share-diluted available to common shareholders	$0.24	$0.52

Please refer to the table below that reconciles adjusted EBITDA with net income available to common shareholders (unaudited):

	Year Ended	Year Ended
	September 30, 2022	September 30, 2021
Net income available to common shareholders	$3,850,073	$8,813,017

Add: Income tax expense (benefit)	2,262,646	(29,129)

Add: Dividends on preferred stock	-	284,238

Add:Interest expense	887,931	557,320

Less: Non-operating income	(508,040)	(10,518,068)

Add: Depreciation and amortization expense	6,013,494	4,661,789

Adjusted EBITDA	$12,506,104	$3,769,167

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reasons for the use of these measures, reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868